EXHIBIT 99

Derma Sciences’ Chairman and CEO

June 14, 2000 07:34 AM Eastern Time
PRINCETON, N.J.--(BW HealthWire)--June 14, 2000--Derma Sciences, Inc. DSCI announced today that Chairman and Chief Executive Officer Edward J. Quilty, 48, has agreed to devote his full time to his positions with the Company, and that, as a result, he has resigned his positions with another healthcare-related company, Palatin Technologies Inc. CA:PTN.

Quilty commented, "Derma Sciences faces both challenges and opportunities in this changing healthcare environment. I have spent a good deal of my 25-year career in the wound care arena, working with products to close wounds, encourage the regrowth of skin, and stop bleeding. I plan to devote my full energies to building Derma Sciences' franchise in the wound and skincare business. We believe that this focused effort will allow us to explore new markets and customers for our products and improve shareholder value. We will be looking aggressively at strategic alternatives for the Company, and believe that we can return Derma Sciences to consistent profitability in the near future."

Derma Sciences, Inc. provides a full range of skin care, wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home health settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those discussed in the Company's filing with the Securities and Exchange Commission.

CONTACT: Allen & Caron Inc. Mark Alvino, 212/698-1360 mark@allencaron.com or Derma Sciences Stephen T. Wills, 609/514-4744